EXHIBIT 3.3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             SALON MEDIA GROUP, INC.

SALON MEDIA GROUP, INC., (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The undersigned hereby certifies that this amendment to the Restated Certificate of Incorporation of the Company has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of
     Delaware:

     RESOLVED: That the Restated Certificate of Incorporation of the Company shall be amended, effective as of 10:10 a.m. Pacific Time on November 15, 2006 to effect a 1-for-20 reverse stock split;

     RESOLVED FURTHER: That to erect such reverse stock split, paragraph (A) of Article Fourth of the Restated Certificate of Incorporation of the Company shall be amended to read as follows:

     "(A) The corporation is authorized to issue a total of 35,000,000 shares of stock in two classes designated respectively "Preferred Stock" and "Common Stock". The total number of shares of all series of Preferred Stock that the Corporation shall have the authority to issue is 5,000,000 and the total number of shares of Common Stock that the Corporation shall have the authority to issue is 30,000,000. All of the authorized shares shall have a par value of $0.001. Upon the filing of this Certificate of Amendment of the Restated Certificate of Incorporation, each twenty issued and outstanding shares of the Corporation's Common Stock ("Old Common Stock") shall be automatically converted, reclassified and combined into one share of Common Stock. Any stock certificate that, immediately prior to the filing of this Certificate of Amendment represented shares of the Old Common Stock will, from and after the filing of this Certificate of Amendment, automatically and without the necessity of presenting the same for exchange, represent the nearest whole number of shares of Common Stock equal to the product of the number of shares of Old Common Stock represented by such certificates immediately prior to the filing of this Certificate of Amendment and 0.05"

2. The foregoing amendment has been approved by the stockholders of the Corporation at a duly held meeting of the Stockholders.

IN WITNESS WHEREOF, SALON MEDIA GROUP, INC. has caused this certificate to be signed by its Chief Executive Officer this 15th day of November, 2006.

                                   SALON MEDIA GROUP, INC.
                                   By:

                                   /s/ Elizabeth Hambrecht
                                   --------------------------------------------
                                   Name: Elizabeth Hambrecht
                                   Title: President and Chief Executive Officer